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Corporate Advisory

PERSONAL AND CONFIDENTIAL

August 5, 2014

Al Perkins
President & Chief Executive Officer
AMERICATOWNE Inc.
353 E. Six Forks Road, Suite 270
Raleigh, North Carolina 27609

Dear Mr. Perkins,

This letter agreement (the "Agreement") will confirm the understanding and agreement between Tech Associates, Inc (the "Consultant") with principal offices at the address of 75 Broadway Street, Suite 202, San Francisco, CA 94111 and AMERICATOWNE Inc. (the "Client"), a Delaware corporation, with its principal offices located 353 E. Six Forks Road, Suite 270, Raleigh, North Carolina 27609.

RECITALS:

WHEREAS, the Client desires to engage the Consultant to provide consulting services that are in addition to the June 16 engagement agreement (the "June 16, 2014 Engagement Agreement") as specifically enumerated below commencing as of the date hereof related to its "going public" transaction. The Consultant will seek to carry out the following initiatives within this Agreement as fully described below and also under the section, ENGAGEMENT, each as hereafter defined below, all on a best efforts basis and the Consultant desires to so be engaged.

A. Consultant shall coordinate with all service providers (the "Parties") to facilitate the AMERICATOWNE Inc. project forward, review of certain documents, develop a roadmap to eventually facilitate the Client to trade on NASDAQ, provide support to the Client's legal attorney to draft correspondence to respond to US Securities and Exchange Commission comments as needed, assist in developing and reviewing all major documentation in connection with Exchange Act filings, Private Placement Memorandums, and Asset Purchase Agreements, coordinate procedures to issue stock towards impacting shareholder value, provide guidance on behalf of the Client's planned capital structure, help identify possible fund raising alternatives as a publicly-traded company, work together with the Client to develop an overall strategy, attend and participate in conference calls as needed, all on a best efforts basis.

AGREEMENT:

NOW THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt

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and adequacy of which are acknowledged, the parties hereto hereby agree to be legally bound as follows:

1. Agreement: The Client hereby engages the Consultant as a consultant in connection with the Client's directives and contemplated transactions as described below and in addition to its existing June 16, 2014 Engagement Agreement.

   Scope of Services: In connection with the Engagement hereunder, the Consultant will perform the following services: Consultant shall coordinate with all service providers (the "Parties") to facilitate the AMERICATOWNE Inc. project forward, review of certain documents, develop a roadmap to eventually facilitate the Client to trade on NASDAQ, provide support to the Client's legal attorney to draft correspondence to respond to US Securities and Exchange Commission comments as needed, assist in developing and reviewing all major documentation in connection with Exchange Act filings, Private Placement Memorandums, and Asset Purchase Agreements, coordinate procedures to issue stock towards impacting shareholder value, provide guidance on behalf of the Client's planned capital structure, help identify possible fund raising alternatives as a publicly-traded company, work together with the Client to develop an overall strategy, attend and participate in conference calls as needed, all on a best efforts basis. Additionally, the Consultant reserves the right to hire third party groups to fulfill its agreement with the Client and upon such arrangement; the Client will be responsible for any expenses incurred provided the third-party service provider and the related expenses are approved in advance by the Client.

   Any additional work and expenses that are necessary in order to carry out the Consultant's task, or other fees, charges and supporting issues will be paid for by the Client, provided that such additional work and expenses are approved in advance by the Client.

2. Term: With the execution of this Agreement, the Client will engage the Consultant for a period of 6 (six) months, and an option to extend for 2 (two) additional 6 (six) month terms for a total possible term of 18 (eighteen) months, subject to the termination provisions set forth: Both parties shall have the right to terminate the agreement for any reason, at any time after the initial 6 (six) month term or any time thereafter if the term continues as set forth herein, if Client is not satisfied with the relationship between the parties, provided that the Client provides fifteen (15) days written notice. The Consultant agrees to transfer any and all documents and confidential information of the Client back to the Client or the Client's designee. If the Consultant is re-engaged after the initial 6 month term, the Client will provide compensation of 100,000 shares of AMERICATOWNE Inc. restricted common stock in addition to the monthly retainer. The 100,000 shares of AMERICATOWNE Inc. restricted common stock will be issued with piggy back registration rights on a Form S-1, Form S-4, or any qualified registration statement. These shares shall be payable via stock grant dated on the date of execution of the first extension with no vesting period. The stock certificates shall be printed and delivered to Consultant at Client's expense by its transfer agent.

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3. Consideration: As consideration for the services rendered by the Consultant, hereunder,

   Compensation: Cash portion: $2,500 (Two Thousand Five Hundred Dollars) per month, payable on the first day of each month.

   Expense Reimbursement: The Client agrees to cover all expenses in advance on behalf of the Consultant, all other approved expenses will be reimbursed within ten business days of presentment of receipts in support thereof, for all pre-approved reasonable, ordinary and expenses incurred by the Consultant in conjunction with the Consultant's services to the Client, consistent with the Client's standard reimbursement policy.

4. Defense & Indemnification. The Client, in the event of a lawsuit, investigation, or claim will, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Consultant from (i) any and all losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement of the Client under this Agreement or any document delivered by the Client to the Consultant in connection herewith, (ii) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Consultant that are either approved in advance by the Client or entirely based on information provided by the Client to the Consultant expressly for use in connection with the Services contemplated herein, and (iii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the Consultant's gross negligence, bad faith or willful misconduct with respect thereto (ie the Client will allow the Consultant to choose legal counsel and the Client shall pay reasonable legal fees as incurred. Further, based upon information currently available and a reasonable belief, the Consultant represents and warrants that there are no restraints or limitations in it agreeing to the terms of this Agreement, such as non-compete, non-solicitation, non-circumvention, or any similar agreements that might impair its performance of its duties and obligations hereunder.

5. Due Diligence. The Consultant shall have the right to conduct a due diligence review of the Client that demonstrates that the Client is suitable for the aforementioned directives in this Agreement. This due diligence review may include consultation with the Client's executive management team.

7. No Assignment. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto (including any person with which the either party respectively may merge or consolidate) and upon their respective heirs, executors and personal representatives. This Agreement is otherwise non-assignable by either party without the prior written consent of the other party.

8. Notices. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested and shall be addressed to the parties at the addresses provided by the other, but each party may change the address by written notice in accordance with the

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paragraph. Notices delivered personally will be deemed communicated as of two (2) business days after mailing.

9. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10. Governing Law and Arbitration. This Agreement shall be interpreted under, and governed by, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof. The parties agree that this Agreement and all controversies, which may arise between Consultant and Client, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by arbitration. The parties understand that:

a. Arbitration is final and binding on the parties.

b. The parties are waiving their right to seek remedies in court, including the right to a jury trial.

c. Pre-arbitration discovery is generally more limited than and different from court proceedings.

d. The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

The parties agree that any arbitration under this Agreement will be held at the facilities of JAMS/ENDISPUTE in San Francisco, California. The award of the arbitrators, or of the majority of them, will be final, and judgments upon the award may be entered in any court, state or federal, having jurisdiction. The parties hereby submit themselves and their personal representatives to the jurisdiction of any state or federal court for the purpose of such arbitration and entering such judgment.

11. Counterparts. This Agreement may be executed by the parties hereto in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

12. Survival. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of the parties hereto, shall inure to the benefit of the legal representatives, successors and assigns of beneficiary party thereto.

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If the foregoing correctly sets forth the understanding and agreement between AMERICATOWNE Inc. and Tech Associates, Inc please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

AMERICATOWNE Inc.

By: ______________________
Al Perkins
President & Chief Executive Officer

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

Richard Chiang

By: ______________________
Richard Chiang, Consultant
Tech Associates, Inc